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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G
                                (Rule 13d-102)


            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          Cumetrix Data Systems Corp.
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                               (Name of Issuer)

                   Common Stock, without par value per share
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                        (Title of Class of Securities)

                                  230903 10 6
                        ------------------------------
                                (CUSIP Number)


                                 April 8, 1998
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            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [_] Rule 13d-1(d)


/1/The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-98)

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  CUSIP NO. 230903 10 6               13G               Page  1  of  4  Pages
            -----------                                      ---    ---

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      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Nancy Hundt
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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States of America

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                          SOLE VOTING POWER
                     5
     NUMBER OF            2,194,796

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          N/A
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,194,796

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          N/A

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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,194,796

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      29.44%

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      TYPE OF REPORTING PERSON*
12
      IN

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Item 1(a).     Name of Issuer:

                    Cumetrix Data Systems Corp.

Item 1(b).     Address of Issuer's Principal Executive Offices:

                    957 Lawson Street
                    Industry, California 91748

Item 2(a).     Name of Person Filing:

                    Nancy Hundt

Item 2(b).     Address of Principal Business Office or, if none, Residence:

                    Nancy Hundt
                    c/o Cumetrix Data Systems Corp.
                    957 Lawson Street
                    Industry, California 91748

Item 2(c).     Citizenship:

                    United States of America

Item 2(d).     Title of Class of Securities:

                    Common Stock, without par value per share

Item 2(e).     CUSIP Number:

                    230903 10 6

Item 3.        Type of Reporting Person:

                    Not Applicable

          (a)  [ ]  Broker or Dealer registered under Section 15 of the Act,

          (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act,

          (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act,

          (e) [ ] Investment Adviser Registered under Section 203 of the Investment Advisers Act of 1940,

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund See 13d -1(b)(1)(ii)(f),

          (g) [ ] Parent Holding Company, in accordance with Rule 13d - 1(b)(ii)(g) (Note: See Item 7),

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          (h)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(h).

Item 4.   Ownership.

                    Included in rows 5 through 9 and 11 on page 2.

Item 5.   Ownership of Five Percent or Less of a Class.

                    Not Applicable

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

                    Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                    Not Applicable

Item 8.   Identification and Classification of Members of the Group.

                    Not Applicable

Item 9.   Notice of Dissolution of Group.

                    Not Applicable

Item 10.  Certification.

                    Not Applicable

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                             NANCY HUNDT


                                        February 15, 1999
                             ---------------------------------------
                                             (Date)


                                         /s/ NANCY HUNDT
                             ---------------------------------------
                                           (Signature)



                                           Nancy Hundt
                             ---------------------------------------
                                             (Name)